Exhibit 99.4

THIS ANNOUNCEMENT DOES NOT CONSTITUTE A SOLICITATION OF AN OFFER TO SELL OR RECOMMENDATION TO PURCHASE THE NOTES REFERRED TO IN THIS ANNOUNCEMENT OR ANY OTHER SECURITIES. THE CONSENT SOLICITATION IS NOT BEING MADE, AND THIS ANNOUNCEMENT SHALL NOT BE DISTRIBUTED, IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OF CONSENTS IS NOT IN COMPLIANCE WITH THE LAWS OR REGULATIONS OF SUCH JURISDICTION.

7 January 2021

ANNOUNCEMENT OF CONSENT SOLICITATION RESULTS

U.S.$350,000,000 8.25 per cent. Notes due 2021 (the “Notes”)

(Regulation S Global Note ISIN: XS1495585355; Regulation S Global Note Common Code: 149558535; Rule 144A Global Note ISIN: US67110MAA53; Rule 144A Global Note Common Code: 149617256;
Rule 144A Global Note CUSIP: 67110M AA5)

issued by O1 Properties Finance Plc (the “Issuer”) and unconditionally and irrevocably guaranteed by O1 Properties Limited
(the “Parent Guarantor”)

The Issuer announced today that it has successfully concluded the consent solicitation with respect to the Notes launched on 10 December 2020 (the “Consent Solicitation”). The Consent Solicitation was initiated to consider, and if thought fit, to pass an Extraordinary Resolution as described in a consent solicitation memorandum dated 10 December 2020 (the “Consent Solicitation Memorandum”). Prior to the Expiration Time, Consent Instructions and Forms of Sub-Proxy voting in favour of the Extraordinary Resolution representing USD299,130,000, or 88.16 per cent. of the aggregate principal amount of the Notes outstanding, were submitted, such votes in favour representing 96.95 per cent. of the total votes cast at the meeting. Accordingly, on 6 January 2021, at a duly convened and quorate meeting, the Extraordinary Resolution was duly passed and has become effective in accordance with its terms.

The Notes held in Euroclear or Clearstream, which were blocked pursuant to Consent Instructions submitted by the Noteholders, will be unblocked following the release of this announcement in accordance with the procedures of the relevant Clearing System.

The Payment Date is expected to be no later than 29 January 2021 which is the fifteenth Business Day following the passing of the Extraordinary Resolution and it becoming effective in accordance with its terms.

With respect to the Consent Solicitation, J.P. Morgan Securities plc has acted as the Solicitation Agent and Lucid Issuer Services Limited has acted as the Information and Tabulation Agent.

Capitalised terms used in this announcement but not defined herein have the meanings given to them in the Consent Solicitation Memorandum.

DISCLAIMER: This announcement must be read in conjunction with the Consent Solicitation Memorandum. The Consent Solicitation Memorandum contains important information which should be read carefully. None of the Issuer, the Parent Guarantor, the Solicitation Agent, the Information and Tabulation Agent and the Trustee or any of their respective affiliates, directors, officers, employees or agents has made any recommendation or expressed any opinion as to whether to vote in respect of the Extraordinary Resolution.

Nothing in this announcement or the Consent Solicitation Memorandum constitutes or contemplates an offer of, an offer to purchase or the solicitation of an offer to purchase or sell any security in any jurisdiction. The distribution of this announcement and the Consent Solicitation Memorandum in certain jurisdictions may be restricted by law, and persons into whose possession this announcement or the Consent Solicitation Memorandum comes are requested to inform themselves about, and to observe, any such restrictions.

The Consent Solicitation is made in respect of securities of a non-U.S. company. The offer is subject to disclosure requirements of a country other than the United States that are different from those of the United States. Financial statements prepared by the Group have been prepared in accordance with foreign accounting standards (International Financial Reporting Standards) that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since each of the Issuer and the Parent Guarantor is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.